UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2013

EL PASO PIPELINE PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33825 (Commission File Number)	26-0789784 (I.R.S. Employer Identification No.)

1001 Louisiana Street
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 25, 2013, Southern Liquefaction Company, L.L.C. (“SLC”), a subsidiary of El Paso Pipeline Partners, L.P. (“EPB”), and Shell US Gas & Power LLC (“Shell”), a subsidiary of Royal Dutch Shell plc, announced their intent to form a limited liability company, Elba Liquefaction Company LLC (“ELC”), to develop and own a natural gas liquefaction plant at Southern LNG Company, L.L.C.'s (“SLNG”) existing Elba Island LNG Terminal, near Savannah, Ga.

In connection with the formation of ELC, SLC and Shell entered into a Limited Liability Company Agreement of ELC (the “LLC Agreement”) on January 25, 2013. In accordance with the LLC Agreement, SLC will have a 51% membership interest and Shell will have a 49% membership interest in ELC. ELC will be managed by a management board and each of SLC and Shell shall have the right to appoint one director to the board of ELC, with each director's voting power to be equal to the percentage of the membership interest in ELC of the member who appointed such director, with certain matters requiring consent of both directors. Under the terms of the LLC Agreement, SLC and Shell will both be obligated to make certain capital contributions in proportion to their membership interests in ELC to fund the construction of the liquefaction facilities. Capital expenditures for the initial phase (“Phase I”) of the liquefaction plant with a capacity of 1.5 million tons per annum (mtpa) or an equivalent of 210,000 Mcf/d are estimated to be $1,000,000,000 (of which SLC will be obligated to fund approximately $510,000,000). Shell has an option for ELC to build a second phase (“Phase II”) to liquefy approximately up to an additional 1 mtpa or 140,000 Mcf/d with an estimated capital expenditure of $500,000,000 (of which SLC would be obligated to fund approximately $255,000,000). The facility will be operated by SLNG.

Also on January 25, 2013 ELC signed a liquefaction services agreement with Shell NA LNG LLC (“Shell LNG”), an affiliate of Shell, to provide liquefaction services commencing on the date at which the first liquefaction unit is placed in service (subject to other conditions precedent) and extending until the twentieth anniversary of the later of the in-service date of Phase I or Phase II liquefaction facilities. Shell LNG may extend the term of the liquefaction services agreement, at its sole option for an additional five year term. ELC will receive the gas for the liquefaction facility from EPB's subsidiary, Elba Express Company, L.L.C. (“EEC”) and deliver the LNG to SLNG for storage, vaporization, export or delivery by SLNG at or from the Elba Island LNG Terminal. The liquefaction services agreement requires the construction of certain liquefaction facilities, conditioned on the receipt of all regulatory approvals (including approval by the Federal Energy Regulatory Commission) by ELC, EEC and SLNG for the construction and operation of the liquefaction facilities and related assets. The rate to be charged to Shell LNG by ELC for the services to be provided under the liquefaction services agreement will be a reservation fee calculated based on the capital cost of the liquefaction facility, monthly operation and maintenance costs, taxes and a capital factor along with fuel, electric power costs and other fees, to be billed to Shell LNG on a monthly basis.

Shell LNG is an existing capacity holder of both EEC and SLNG.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL PASO PIPELINE PARTNERS, L.P.

By:	EL PASO PIPELINE GP COMPANY, L.L.C.,
its general partner

Dated: January 31, 2013	By:	/s/ Kimberly A. Dang
Kimberly A. Dang
Vice President and Chief Financial Officer